Exhibit 99.1

June 20, 2017

LendingTree Acquires MagnifyMoney

CHARLOTTE, N.C., June 20, 2017 -- LendingTree, Inc. (NASDAQ: TREE) announced today that its subsidiary, LendingTree, LLC has acquired the company that operates MagnifyMoney.com, a leading consumer-facing media property that offers unbiased editorial content, expert commentary, tools and resources to help consumers compare financial products and make informed financial decisions.

"The acquisition of MagnifyMoney is a continuation of LendingTree's disciplined acquisition strategy and accelerates our product and marketing channel diversification efforts," said Doug Lebda, founder and CEO of LendingTree. "The MagnifyMoney team has built a successful content platform by generating organic search traffic through unbiased editorial content, a technique that complements LendingTree's core business and value proposition while engaging more consumers. The successful integration we've achieved with the CompareCards acquisition gives us increased confidence in further expanding our portfolio with the addition of MagnifyMoney and its seasoned team."

"We are incredibly excited to join LendingTree," said Nick Clements, co-founder of MagnifyMoney and former managing director at Barclaycard UK. "Given LendingTree's emphasis on consumer empowerment and transparency, we feel confident that this is the right platform for MagnifyMoney and its editorial team to engage more consumers on a broader set of financial products."

The acquisition purchase has a possible total consideration of $39.5 million, which consists of $29.5 million in cash at closing, and contingent consideration payments of up to $10 million. The contingent consideration shall be payable in the form of restricted stock unit awards; two of such restricted stock unit awards are described in further detail below under the heading "Inducement Awards".

Inducement Awards:

In connection with the acquisition of MagnifyMoney, on June 20, 2017, the company granted restricted stock unit awards to two key employees of MagnifyMoney under its 2017 Inducement Grant Plan as a material inducement to entering into employment with the company. Nick Clements received 19,234 restricted stock units and Brian Karimzad received 19,234 restricted stock units. These restricted stock units will vest, if at all, on the basis of performance conditions related to the performance of the company's combined editorial content business following the acquisition. The awards provide for accelerated vesting in the event of certain events. The awards were approved in accordance with NASDAQ Listing Rule 5635(c)(4), which requires a public announcement of these awards.

About MagnifyMoney:

MagnifyMoney was launched in 2014 by Nick Clements and Brian Karimzad. Nick has nearly 15 years of experience working at top banking institutions, including Citigroup and Barclaycard, where he ran the UK consumer credit card business. Brian has also worked in banking and consumer marketing for 15 years. MagnifyMoney.com offers consumers a powerful resource with its personalized, side-by-side comparisons of banking and credit-based products in a free, unbiased and easy-to-navigate interface. With its proprietary Magnify Transparency Score, banking and credit card products are graded based on simplicity and fee structure, making it simple for consumers to quickly evaluate which products have the least amount of fine print and most consumer-friendly terms. MagnifyMoney is headquartered in New York, NY.

About LendingTree, Inc.

LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 65 million loan requests. LendingTree provides access to its network of over 500 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans and more.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, as amended. Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of its management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the retention of key employees of MagnifyMoney and the ability of the Company to successfully integrate MagnifyMoney to achieve expected benefits; adverse conditions in the economy affecting financial institutions and their willingness or interest to advertise on our or MagnifyMoney's websites or mobile applications; increased competition and its effect on our or MagnifyMoney's website traffic, click-through rates, advertising rates, margins, and market share ability to provide competitive service to financial institutions and to consumers using MagnifyMoney's and the Company's online offerings and other platforms; ability to maintain brand recognition for both the Company and MagnifyMoney and to effectively leverage the LendingTree brand with the MagnifyMoney brand; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights. These and additional factors to be considered are set forth under "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended December 31, 2016, in its quarterly report on Form 10-Q for the period ended March 31, 2017 and in its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forwardlooking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.